Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
CREDO PROVIDES OVERVIEW OF FISCAL 2006
DRILLING AND CALLIOPE OPERATIONS
DENVER, COLORADO, January 5, 2007 – CREDO Petroleum Corporation (NASDAQ: CRED) today provided an overview of its drilling and Calliope Gas Recovery System operations for fiscal 2006.
James T. Huffman, President, stated, “We are pleased with the results from our drilling and Calliope operations for 2006. Production increased 18% to 2.42 Bcfe (billion cubic feet of gas equivalent), the sixth consecutive annual record. Reserve additions from extensions and discoveries totaled 3.60 Bcfe, boosting reserves to a thirteenth consecutive annual record. In addition, during 2006, we expanded and diversified both our drilling and Calliope activities, and we laid the final ground work to commence our new Calliope drilling project in early 2007.”
DRILLING ACTIVITIES
Northern Anadarko Basin—The company drills primarily on its significant inventory of acreage (approximately 68,000 gross acres) located along the northern portion of the Anadarko Basin. Wells target the Morrow, Oswego and Chester formations between 7,000 and 11,000 feet. The company expects to drill a substantial number of additional wells on the acreage.
Subsequent to fiscal year-end, the company participated in a 2,500 gross acre prospect located in the Texas Panhandle. An 11,200-foot well was drilled in December that encountered over-pressured Upper Morrow sands. Production casing has been set, and the well is awaiting completion for pipeline sales. It is classified as a “tight hole”, meaning that information is not being released for proprietary business reasons. The company owns a 25% working interest.
During fiscal 2006, five wells were drilled on the company’s 5,760 gross acre Glacier Prospect located in Harper and Woodward Counties, Oklahoma. Two of the wells are producers, two are dry holes, and one well is currently being tested and appears to be a marginal producer. The most important of these wells are the Garnet State and Scarlet State which encountered excellent Morrow sands at about 7,500 feet and are producing at very high rates for the area. The two wells initially produced at a combined rate of almost 10.0 MMcfe (million cubic feet of gas equivalent) per day. The company owns a 57% working interest in the Garnet State and a 55% interest in the Scarlet State, and is the operator of both wells and the prospect.
During 2006, the company completed the 6,900-foot Lauer #1-21 well as the third oil well on its 2,560 gross acre Buffalo Creek Prospect. A 3-D seismic program is currently being conducted to identify additional drilling locations. The company owns a 31% working interest and is the operator.
A second well was drilled on the company’s 1,280 gross acre Saddle Prospect and was completed in the Morrow formation producing about 800 Mcfe (thousand cubic feet of gas equivalent) per day. Additional wells are scheduled for the prospect. The company owns a 49% working interest and is the operator.
South Texas—Last year, the company commenced a new exploration project in South Texas. Leasing is complete on six prospects, one of which has been drilled. The company owns a 37.5% interest and has the option to participate in drilling each prospect for all, or a portion, of its interest. If the company does not participate for its full interest, the remaining portion will be sold to industry participants on a promoted basis.
The company participated for its full 37.5% interest in the first project well which was drilled on the 1,700 gross acre Robertson Prospect in Hidalgo County. Production casing has been set on the 10,500-foot well, and Upper Frio sands have been tested at rates of approximately 1.0 MMcfe per day. However, pressure data indicates that the reservoir may be limited in size. An additional up-hole sand appears on logs to be productive and may be evaluated before a final commercial production decision is made. The 8/8ths cost of the well is expected to range between $3,500,000 and $4,000,000.
In response to drilling costs which have almost doubled since the project began, the company recently elected to reduce its exposure to drilling participation in the next four prospects by selling all, or a significant portion, of its 37.5% interest to industry drilling participants. The company expects to recover its investment in each prospect and retain a promoted interest in exploratory wells with the option to participate in development drilling. Because the project has significant potential to increase production and reserves, the company has reserved the option to participate for its full 37.5% interest in all other prospects.
North-Central Kansas—During 2005 and 2006, the company diversified its exploration by acquiring interests in three different drilling projects encompassing about 30,000 gross acres on the Central Kansas uplift. The acreage is located in a prolific oil producing area where 3-D seismic has recently proven to be an effective exploration tool. The company’s interests in the projects range from 12.5% to 100%. Drilling targets the Lansing-Kansas City formation at 4,000 to 5,000 feet. Completed costs for individual wells are moderate at about $300,000.
The largest of the three projects is 21,000 gross acres located in Graham and Sheridan Counties, Kansas. Approximately 28 square miles of 3-D seismic have been shot and evaluated, and six exploratory wells have been drilled. One of the wells is a producer, and five wells are dry holes. The new producer is an excellent well that is making 115 barrels of oil per day after two months on production. It is located on a prospect containing approximately 1,000 gross acres. Additional development drilling is scheduled for the prospect.
The Kansas project is in an early stage and the learning curve is steep. Seismic data is currently being reprocessed and re-evaluated to incorporate data obtained from drilling the initial wells. The company believes drilling results will improve as it gains additional experience in the area. Drilling is expected on approximately 30 prospects.
Calliope Drilling Project—Refer to the “Calliope Gas Recovery Technology” section below.

CALLIOPE GAS RECOVERY TECHNOLOGY
The company owns the exclusive right to a patented technology known as the Calliope Gas Recovery System. There are currently three U.S. patents and one Canadian patent related to the technology. Two additional patents that mirror the U.S. patents have been applied for in Canada.
Calliope can achieve substantially lower flowing bottom-hole pressure than conventional production methods because it does not rely on reservoir pressure to lift liquids. In many reservoirs, lower bottom-hole pressure can translate into recovery of substantial additional natural gas reserves.
Calliope has proven to be reliable and flexible over a wide range of applications on wells the company owns and operates. It has also proven to be consistently successful. Accordingly, the company is implementing strategies designed to expand the population of wells on which it can install Calliope.
Calliope Drilling Project—During 2006, the company entered into a 50/50 joint venture with Redman Energy Holdings II, L.P. to drill wells for the purpose of using its patented Calliope Gas Recovery System to recover stranded gas reserves. In its initial phases, the joint venture plans to invest up to $35,000,000 to acquire leases, drill new wells, and install Calliope principally in South and East Texas.
The company believes this project is a target-rich opportunity to take control of expanding its Calliope operations. Wells are expected to range in depth from 8,000 to 13,000 feet. Reserves are projected to range from 1.0 to 3.0 Bcfe per well, with beginning production rates ranging from 500 to 1,500 Mcfe per day. Average drilling economics are expected to include payouts of approximately two years.
Several prospects are currently owned by Redman and several are in various stages of leasing. Redman has a committed rig that will be available for the project, and drilling is expected to commence in early 2007. The fields currently owned by Redman contain very significant stranded gas reserves due to their large reservoir volume and high remaining pressure. The company estimates that Calliope will recover tens of billions of cubic feet of gas from these fields by pulling-down reservoir pressure to previously unachievable levels.
The company believes that drilling new wells for Calliope will provide a repeatable opportunity to lease large areas for systematic re-development. In addition, the company intends to install optimum casing and tubular sizes to substantially improve reserves and production compared to installing Calliope on existing wells where undersized tubulars often impede Calliope’s performance.
Purchasing Calliope Candidate Wells—Calliope systems are currently installed on 18 wells owned and operated by the company. The wells are located in Oklahoma, Texas and Louisiana, and range in depth from 6,500 to 18,400 feet. They represent the most rigorous applications for Calliope because the wells were either totally dead or uneconomic at the time Calliope was installed. In addition, prior to the time Calliope was installed, many of the reservoirs were damaged by the “parting shots” of previous operators. Initial Calliope production rates range up to 650 Mcfd (thousand cubic feet of gas per day) and average per well Calliope reserves for non-prototype wells are estimated to be 1.10 Bcfe. One of the company’s early Calliope installations, the J.C. Carroll well, has now produced almost a billion cubic feet of gas using Calliope.
Calliope operations have recently been expanded into Texas and Louisiana with two installations in southwest Texas and one in Louisiana. The company considers Texas and Louisiana to be very fertile areas for Calliope and has opened a Houston office to focus exclusively on Calliope.
In general, higher gas prices have made it increasingly difficult to purchase wells for Calliope. In addition, higher gas prices have provided the incentive for other companies to perform high risk procedures (“parting shots”) in an attempt to revive wells prior to abandoning or selling the wells. These parting shots often result in severe reservoir damage that renders wells unsuitable for Calliope.
In central Louisiana, the company recently installed Calliope on a 13,800-foot well. Calliope immediately restored the well to economic production making about 350 Mcfe per day. In mid-2006, a Calliope system was installed on the 18,000-foot Wallace well located in Beckham County, Oklahoma. The well was dead after having a severe casing leak that dumped an indeterminable amount of corrosive water on the productive formation. Due to the well’s high reserve potential, Calliope is being used to remove the water in an attempt to restore production. To date, only minor amounts of gas are being produced, indicating that the casing leak may have damaged the reservoir beyond repair.
A Calliope system was also recently installed on the 12,500-foot Laubhan Friesen well located in Blaine County, Oklahoma. The well was dead due to apparent reservoir damage from the operations of the previous owner. The objective is to attempt to use Calliope to remove an emulsion from the wellbore in order to restore production.
Joint Ventures With Third Parties—In an effort to increase the number of Calliope installations, the company is seeking joint ventures with larger companies. Presentations have been made to a select group of companies, including majors and large independents. All of the companies have expressed a keen interest in Calliope, and joint venture discussions are continuing with a number of the companies, including evaluation of candidate wells.
The joint venture negotiation process has taken longer than expected because there are many decision points within large companies that cause delays. Nevertheless, the company believes that it will eventually achieve a breakthrough in the joint venture area.
Huffman further stated, “In the past two years, we have significantly expanded and diversified CREDO’s operations with the intent to sustain our rapid growth rate. We believe that each of our four drilling projects will add significant production and reserves at a reasonable cost and risk. In particular, we are looking forward to commencement of the Calliope drilling project. We believe that the project presents excellent potential for adding significant production and reserves. Equally as important, we believe that it will allow us to better control the monetization of our Calliope Gas Recovery technology.”

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For more information about the company, visit http://www.credopetroleum.com.

Contact:	James T. Huffman
President
or
David E. Dennis
Chief Financial Officer
303-297-2200
Web Site:	www.credopetroleum.com
CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Capital Market” section of The Wall Street Journal.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements. Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2005 Annual Report on Form 10-K for more information. Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.